Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of ImmunoCellular Therapeutics, Ltd. on Forms S-3 (File No. 333-208788) and S-8 (File Nos. 333-192177, 333-183715, 333-171652, 333-155199, 333-151968 and 333-147278) of our report (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern) dated March 30, 2016, with respect to our audits of the consolidated financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, which report is included in this Annual Report on Form 10-K of ImmunoCellular Therapeutics, Ltd. for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP
Los Angeles, CA
March 30, 2016